UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 19, 2005

VOICE MOBILITY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-27387

(Commission File Number)

33-0777819

(IRS Employer Identification No.)

100 – 4190 Lougheed Hwy., Burnaby, British Columbia, Canada V5C 6A8

(Address of principal executive offices and Zip Code)

(604) 482-0000

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities and Item 7.01 Regulation FD Disclosure

Pursuant to Rule 135c of the Securities Act of 1933, on September 19, 2005 we announced the restructuring of various outstanding debt security of our company and its subsidiary.

The company has amended the terms of various outstanding debt securities of both Voice Mobility and its wholly owned subsidiary, Voice Mobility Inc. Pursuant to the terms of the debt restructuring, Voice Mobility and its subsidiary have extended the maturity dates on approximately Cdn.$6.4 million of short-term debt to December 31, 2009 and included a provision that provides for the scheduled repayment of these securities based upon a certain percentage of Voice Mobility's earnings before interest, tax, depreciation and amortization.

Voice Mobility has issued 1,450,000 share purchase warrants to the holders of the debt securities subject to the restructuring. Each share purchase warrant will entitle the holder to purchase one common share of Voice Mobility at a price of Cdn$1.10 per share for a period of three years. The warrants were issued to non-U.S. persons (as such term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

The debt securities and warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

Item 9.01. Financial Statements and Exhibits.

99.1	News Release issued by the Registrant on September 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOICE MOBILITY INTERNATIONAL, INC.

/s/ Randy Buchamer

By: Randy Buchamer

Chief Executive Officer

Date: September 19, 2005